Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Vapor Hub International Inc.

Simi Valley, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (file No. 333-204897), pertaining to the registration of 20,400,000 shares of common stock of Vapor Hub International Inc., of our report dated October 13, 2015, relating to the consolidated financial statements and schedules of Vapor Hub International Inc. appearing in the entity’s Annual Report on Form 10-K for the period from inception (July 12, 2013) to June 30, 2014 and for the year ended June 30, 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Hartley Moore Accountancy Corporation

Irvine, California

October 13, 2015